EXHIBIT 10.1

SUMMARY SHEET:  DIRECTOR COMPENSATION

1.           Each director shall receive an annual cash retainer of $25,000.

2.           Each director shall receive $1,000 cash for each meeting of the board of directors or board of directors’ committee that such director attends.

3.           The Audit Committee Chairman shall receive an additional annual cash retainer of $5,000.

4.           The Compensation Committee Chairman, the Nominating Committee Chairman, the Corporate Governance Committee Chairman and the chairman of any other committee or special committee established by the board of directors shall receive an additional annual cash retainer of $3,000.